Exhibit 99.1

FOR IMMEDIATE USE

KKR Appoints Kimberly A. Ross as New Independent Director

September 25, 2023 04:30 PM Eastern Standard Time

NEW YORK, NY  (BUSINESS WIRE)  KKR & Co. Inc. (NYSE: KKR) today announced that Kimberly A. Ross has been appointed to the Board of Directors of KKR & Co. Inc. (the “Company” and, together with its subsidiaries, “KKR”) effective September 20, 2023. Her appointment will bring the number of independent directors to ten out of a total of fourteen Board seats.

Ms. Ross is the former Chief Financial Officer of several public companies, including WeWork Inc., Baker Hughes Company, Avon Products, Inc., and Royal Ahold N.V.

The Company’s other independent directors include Adriane Brown (Managing Partner of Flying Fish Partners), Matthew Cohler (former General Partner at Benchmark), Mary Dillon (President and Chief Executive Officer of Foot Locker, Inc.), Arturo Gutiérrez Hernández (Chief Executive Officer of Arca Continental, S.A.B. de C.V.), Dane Holmes (Co-Founder, Chairman and Chief Executive Officer of Eskalera, Inc.), Xavier Niel (Founder and Chairman of the Board of Iliad SA), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Robert Scully (former member of the Office of the Chairman of Morgan Stanley), and Evan Spiegel (Co-Founder and Chief Executive Officer of Snap Inc.).

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Contacts
Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com

SOURCE: KKR & Co. Inc.
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